UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2017

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Virgin Media – Facility J

Virgin Media Investment Holdings Limited (“VMIH”) and Virgin Media SFA Finance Limited (the “Borrower”) have entered into the financing described below by way of additional facilities drawn under the £1.635 billion ($2.048 billion at the February 2, 2017 exchange rate) and $2.755 billion credit agreement originally dated June 7, 2013 as amended from time to time (the “Virgin Media Credit Agreement”). The Borrower is an indirect wholly-owned subsidiary of the VMIH, VMIH is an indirect wholly-owned subsidiary of Virgin Media Inc., and Virgin Media Inc. is an indirect wholly-owned subsidiary of Liberty Global plc. VMIH, together with other subsidiaries of Virgin Media Inc., is a party to the Virgin Media Credit Agreement.

On February 2, 2017, VMIH, the Borrower and The Bank of Nova Scotia as facility agent entered into a £865 million ($1,083.6 million at the February 2, 2017 exchange rate) additional facility accession deed (the “Facility J Accession Deed”) pursuant to the Virgin Media Credit Agreement. Under the terms of the Facility J Accession Deed, certain lenders have agreed to provide a £865 million ($1,083.6 million at the February 2, 2017 exchange rate) term loan facility (the “Facility J”) to the Borrower, which amounts are to be issued at par.

The Facility J Accession Deed provides that the lenders under Facility J consent to the amendments to the covenants and other provisions of the Virgin Media Credit Agreement and the Finance Documents (as defined in the Virgin Media Credit Agreement) outlined in the Facility J Accession Deed (including in the schedules thereto). Once the consent of the requisite lenders is obtained under the Virgin Media Credit Agreement, such amendments may be implemented at the election of the Company.

The final maturity date for Facility J is January 31, 2026. Facility J will bear interest at a rate of LIBOR plus 3.50% per annum subject to a LIBOR floor of 0.00%.

The net proceeds of Facility J will be used to prepay in full Facility E under the Virgin Media Credit Agreement.

The foregoing description of Facility J and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Additional Facility J Accession Deed, a copy of which is attached hereto as Exhibit 4.1.

UPC – Facility AP

UPC Financing Partnership (the “Facility AP Borrower”) and UPC Broadband Holding B.V. (“UPC Broadband Holding”) have entered into the financing described below by way of additional facilities drawn under the €1,072 million ($1,153.4 million at the February 2, 2017 exchange rate) credit agreement originally dated January 16, 2004 as amended from time to time (the “UPC Credit Agreement”). The Facility AP Borrower is a direct subsidiary of UPC Holding B.V. and UPC Holding B.V. is an indirect subsidiary of Liberty Global plc.

On February 2, 2017, the Facility AP Borrower, certain other Obligors (as defined in the UPC Credit Agreement) and The Bank of Nova Scotia as facility agent entered into a $2,150.0 million additional facility accession agreement (the “Facility AP Accession Agreement”) pursuant to the UPC Credit Agreement. Under the terms of the Facility AP Accession Agreement, certain lenders have agreed to provide a $2,150.0 million term loan facility (“Facility AP”) to the Facility AP Borrower.

The advances made under Facility AP will be issued with an original issue discount fee such that they are issued at a price of 99.75% of the principal amount of each Facility AP advance on the relevant utilization date.

The Facility AP Accession Agreement provides that the lenders under Facility AP consent to the amendments to the covenants and other provisions of the UPC Credit Agreement and the Finance Documents (as defined in the UPC Credit Agreement) outlined in the Facility AP Accession Agreement (including in the schedules thereto). Once the consent of the requisite lenders is obtained under the UPC Credit Agreement, such amendments may be implemented at the election of UPC Broadband Holding.

The final maturity date for Facility AP is April 15, 2025. Facility AP will bear interest at a rate of LIBOR plus 2.75% subject to a LIBOR floor of 0.00%.

The proceeds of Facility AP, together with existing cash, will be used to prepay in full Facility AN under the UPC Credit Agreement and to pay related fees, expenses and interest.

The foregoing descriptions of Facility AP and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Facility AP Accession Agreement, a copy of which is attached hereto at Exhibit 4.2.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Name

4.1
Additional J Facility Accession Deed dated February 2, 2017, between Virgin Media Investment Holdings Limited as the Company, Virgin Media SFA Finance Limited as the Borrower, The Bank of Nova Scotia as the Facility Agent and The Bank of Nova Scotia as Additional J Facility Lender under the Virgin Media Credit Agreement.

4.2
Additional Facility AP Accession Agreement dated February 2, 2017, between, among others, UPC Financing Partnership as the Borrower, UPC Broadband Holding B.V. as the Company and The Bank of Nova Scotia as the Facility Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: February 7, 2017

Exhibit Index

Exhibit No.	Name

4.1
Additional J Facility Accession Deed dated February 2, 2017, between Virgin Media Investment Holdings Limited as the Company, Virgin Media SFA Finance Limited as the Borrower, The Bank of Nova Scotia as the Facility Agent and The Bank of Nova Scotia as Additional J Facility Lender under the Virgin Media Credit Agreement.

4.2	Additional Facility AP Accession Agreement dated February 2, 2017, between, among others, UPC Financing Partnership, UPC Broadband Holding B.V. and The Bank of Nova Scotia.